EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bally Total Fitness Holding Corporation:

We consent to the incorporation by reference in the registration statements (Form S-3 No. 333-60095, Form S-3 No. 333-63761, Form S-3 No. 333-87499, Form S-3 No. 333-93685, Form S-3 No. 333-42208, Form S-3 No. 333-55136, Form S-3 No. 333-104877, Form S-4 No. 333-67500, Form S-4 No. 333-109289, Form S-8 No. 333-101994, Form S-8 No. 333-101999, Form S-8 No. 333-20507, Form S-8 No. 333-40945, Form S-8 No. 333-40947, Form S-8 No. 333-73190 and Form S-8 No. 333-130071) of Bally Total Fitness Holding Corporation of our report dated June 27, 2006, with respect to the consolidated balance sheets of Bally Total Fitness Holding Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Bally Total Fitness Holding Corporation.

Our report dated June 27, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Bally Total Fitness Holding Corporation and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state the following material weaknesses were identified: deficiencies in the Company’s control environment; deficiencies in end-user computing controls; inadequate controls associated with accounting for revenue; inadequate controls associated with accounting for fixed assets; inadequate controls associated with accounting for goodwill and other intangible assets; inadequate controls associated with accounting for leases; inadequate controls associated with accounting for accrued liabilities; inadequate controls associated with accounting for computer software; inadequate Information Technology Development and Maintenance Controls; deficiencies in equity compensation monitoring and review procedures; and inadequate financial statement preparation and review procedures.

/s/  KPMG LLP

Chicago, Illinois
June 27, 2006